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                                                                 Exhibit 4(r)(i)

(CUNA MUTUAL GROUP LOGO)                            ROTH IRA ENDORSEMENT:
CUNA Mutual Insurance Society                         FLEXIBLE PREMIUM
A Mutual Insurance Company                   DEFERRED VARIABLE AND FIXED ANNUITY
2000 Heritage Way, Waverly, Iowa 50677
Phone: 800-798-6600

CONTRACT NO.: ______________________         ENDORSEMENT EFFECTIVE DATE: _______

OWNER: _____________________________         CITY & STATE: _____________________

This endorsement is made part of the contract to which it is attached. In any conflict between the terms of this endorsement and any other section of the contract, this endorsement with govern. In this endorsement, CUNA Mutual Insurance Society will be called "we," "our" or "us." The annuitant/owner will be called "you," "your" or "yours." The contract is to be qualified as a Roth Individual Retirement Annuity ("IRA") under Section Section 408A of the Internal Revenue Code ("Code"). In order to maintain qualified status as a Roth IRA, the following terms and conditions are required to be met.

                       ROTH INDIVIDUAL RETIREMENT ANNUITY

EXCLUSIVITY, NONFORFEITABLE, NONTRANSFERABLE AND NONASSIGNABLE

This Roth IRA contract ("contract") is for your exclusive benefit or that of your beneficiaries. Your interest is nonforfeitable, and you must be both the owner and annuitant. A co-owner may not be designated. This contract is not transferable except to us on surrender or settlement. It may not be pledged as security for any purpose.

PURCHASE PAYMENTS

A. MAXIMUM PAYMENT. The maximum payment under this contract for any tax year cannot exceed the lesser of:

     1. The aggregate amount of the purchase payments for this contract and contributions to all other individual retirement arrangements that you have or may create subject to the following limits, which are reduced by any regular contributions made to your traditional IRAs for that taxable year:

          a.   $3,000 for taxable years 2002 through 2004;

          b.   $4,000 for taxable years 2005 through 2007; and

          c. $5,000 for taxable year 2008 and years thereafter adjusted for cost-of-living increases. After 2008, the adjusted limit will be determined by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

          d. If you are age 50 or older, the limits above are increased by $500 for taxable years 2002 through 2005; and $1,000 for taxable year 2006 and years thereafter.

     2.   100 percent of compensation.

The term "compensation":

     1. means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered, including, but not limited to the following:

          a. commissions paid to sales personnel, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses;

          b. earned income, as defined in Code Section 401(c )(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan); or

          c. any amount includible in your gross income under Code Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Code Section 71(b)(2).

     2.   does not include:

          a. amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends);

          b.   amounts not includible in gross income; or

          c. any amount received as a pension or annuity or as a deferred compensation.

For purposes of this definition, Code Section 401(c)(2) will be applied as if the term "trade or business" includes service described in Code Section 1402
(c)(6).


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The above maximum purchase payment limits do not apply to:

     1.   a qualified rollover contribution that meets the requirements of Code
          Section 408(d)(3); or

     2. a recharacterization that meets the requirements of Section 1.408A-5 of the regulations.

The one rollover per year rule of Section 408(d)(3)(B) does not apply if the rollover contribution is from a Traditional IRA.

This Roth IRA will not accept a direct rollover contribution from a plan meeting the requirements of Code Section 401(a) or 403(b). No contributions will be accepted under a SIMPLE IRA Plan established by an employer pursuant to Code
Section 408(p). Also, no transfer or rollover of contributions made by a particular employer under its SIMPLE IRA Plan will be accepted prior to the end of the 2-year period starting with the date you first participated in that employer's SIMPLE IRA Plan.

B.   PURCHASE PAYMENT/CONTRIBUTION LIMITS

TAX FILING STATUS      FULL CONTRIBUTION       PHASE-OUT RANGE       NO CONTRIBUTION
-----------------      -----------------   ----------------------   ----------------
Single or Head of      $95,000 or less     Between $95,000 and      $110,000 or more
Household              modified AGI*       $110,000 modified AGI*   modified AGI*

Joint Return or        $150,000 or less    Between $150,000 and     $160,000 or more
Qualifying Widow(er)   modified AGI*       $160,000 modified AGI*   modified AGI*

Married - Separate     $0                  Between $0 and $10,000   $10,000 or more
Return                                     modified AGI*            modified AGI*

*    AGI = adjusted gross income

The maximum payment amount is further limited as follows:

     1. If your modified AGI for a taxable year is in the phase-out range (determined under the table above): (a) the maximum payment for that taxable year is rounded up to the next multiple of $10; or (b) is not reduced below $200.

     2. A rollover from a traditional IRA cannot be made to this IRA if, for the year the amount is distributed from the traditional IRA:

          a. you are not married and your modified AGI is in excess of $100,000.

          b.   you are married and file a separate return; or

          c. you are married and together you and your spouse's modified AGI is in excess of $100,000. You and your spouse are not treated as married if you have lived apart for the entire taxable year and filed separate returns.

          As defined in Code Section 408A(c)(3)(C)(i), modified AGI (for a taxable year), does not include any amount included in AGI as a result of a rollover from a traditional IRA (a "conversion").

     3. You may recharacterize a regular contribution to a traditional IRA pursuant to the rules in Section 1.408A-5 of the proposed regulations as a regular contribution to this Roth IRA, subject to the above limits.

C. REFUND OF EXCESS CONTRIBUTIONS. If the purchase payment received is in excess of the maximum payment, there may be a tax levied in each taxable year until the excess contribution is removed. You may avoid the tax by requesting one of the following options:

     1. you may request to receive a refund of the excess contributions plus any investment gain resulting from allocation to the subaccount(s). Any investment loss resulting from the allocation of the excess amount to the subaccount(s) will be deducted proportionately from the remaining subaccount value(s) and guarantee amount(s); or

     2. you may apply the excess contribution as a purchase payment for the next taxable year. Any amount greater than the next taxable year's payment will be refunded.

Your request must be made in writing on or before the date described by law (including extension of time) for filing the income tax return for that taxable year. If we are made aware of a payment in excess of the maximum payment and you do not exercise one of these options within the period allowed, the excess contributions will be refunded.

D. REFUND OF ANY OTHER PURCHASE PAYMENTS. Any other refund of purchase payments will be: (1) applied, before the close of the calendar year following the year of the refund, toward the payment of future purchase payments or the purchase of additional benefits; or (2) paid in cash.


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E. PAYMENT. Purchase payments under this contract must be made in cash.

DISTRIBUTIONS

A. PREMATURE DISTRIBUTIONS. Any distribution will be reported to the Internal Revenue Service ("IRS") as a premature distribution, and earnings may be subject to a tax in addition to income tax unless we are notified of one of the following circumstances:

     1. the distribution is a part of a series of substantially equal periodic payments made no less frequently than annually for your life expectancy or joint life expectancies of you and your named beneficiary(ies);

     2.   you are over age 59 1/2;

     3. the distribution occurs following your disability (within the meaning of Code Section 72(m)(7));

     4.   the distribution to the beneficiary(ies) occurs following your death;

     5. the distribution occurs: (a) to pay health insurance premiums, if you receive state or federal unemployment compensation for at least twelve
          (12) consecutive weeks; or (b) to pay medical bills in excess of 7 1/2% of your AGI;

     6.   first-time home purchase as described in Code Section 72(t)(8); or

     7.   qualified higher education costs as described in Code Section
          72(t)(7).

To the extent allowed by federal regulation, any applicable charges outlined in the contract will apply to the amount withdrawn.

B. PAYMENTS TO YOU. If you are eligible to receive distributions under this contract, you may receive them as follows:

     1.   full surrender;

     2.   partial withdrawal; or

     3. as an irrevocable income payout option. Irrevocable income payout option may also be referred to as an "annuity payment option," in your contract.

You will need to pay ordinary federal income tax on any nonqualified distribution of earnings. A nonqualified distribution is a distribution that occurs: (1) within five years of the year of the original contribution to the original Roth IRA; or (2) after five years if the distribution is not due to one of the following: (a) your death; (b) your disability; (c) your attainment of age 59 1/2; or (d) for the qualified expenses of a first-time home purchase.

All distributions will be made in accordance with the requirement of Section 401(a)(9) of the Code except the requirements of Section 401(a)(9)(A) and (G) of the Code, and the regulations thereunder. No amount is required to be distributed prior to your death.

Any applicable charges outlined in the contract will apply to the amount withdrawn to the extent allowed by federal regulation.

C. PAYMENTS TO YOUR BENEFICIARY(IES). If you die prior to receiving any payments under an irrevocable income payout option, the proceeds of this contract will be segregated into portions as of the day before your death, as indicated on the applicable beneficiary form. Each beneficiary may choose to receive the proceeds as outlined under "1" or "2" below. If your spouse is the sole beneficiary, your spouse may elect to treat the Roth IRA as his or her own. This election will be deemed to have been made if your surviving spouse makes a contribution to this contract or fails to take required distributions as a beneficiary.

     1. If your death occurs prior to the start of receiving distributions under an irrevocable income payout option, proceeds will be distributed at least as rapidly as follows:

          a. in a lump sum no later than the end of the 5th year following the year of your death; or

          b. in life expectancy payments (only if there is a designated beneficiary):

               1) for a nonspouse beneficiary, based on the beneficiary's life expectancy, starting with their age in the year following your death and reduced by one (1) annually; or

               2) for your spouse as sole beneficiary, based on your spouse's life expectancy, starting in the later of:

                    i)   the end of the year following your death; or

                    ii) the year in which you would have attained age 70 1/2 and recalculated annually.

                    If distributions start prior to the required date for i) or
                    ii) above on an irrevocable basis (except for acceleration) under an irrevocable income payout option meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, or such related final Income Tax Regulations, then required distributions are considered to commence on the irrevocable income payout option starting date.


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          c.   If your surviving spouse, as beneficiary, dies prior to required distributions, the remaining interest will be distributed as follows:

               1) by the end of the calendar year following the calendar year of your spouse's death;

               2) over your spouse's designated beneficiary's life expectancy based on the beneficiary's age in the year following the death of your spouse; or

               3) if there is no beneficiary named, in a lump sum no later than the 5th year following the year of your spouse's death.

          d. If your surviving spouse, as beneficiary, dies after required distributions to him or her begins, any remaining interest will continue to be distributed under the contract option chosen.

     2. If your death occurs on or after distributions have begun under an irrevocable income payout option, then the distribution of the interest in the Roth IRA must satisfy the requirements of Code Section 408(a)(6), as modified by Section 408(A)(c)(5), and the regulations thereunder. This means that the entire remaining interest will be distributed at least as rapidly as under the method of distribution being used prior to your death.

The "interest" in the Roth IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the Roth IRA, such as guaranteed death benefits, if required.

Life expectancy, as referred to above, is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations.

Once payments have commenced over a period certain, the period certain may not be changed even if the period certain is shorter than the maximum permitted. Payments must be made at intervals of no longer than one year.

Notwithstanding any provision of this Roth IRA to the contrary, the distribution of your interest in the Roth IRA will be made in accordance with the requirements of Code Section 408(b)(3), as modified by Section 408A(c)(5), and the regulations thereunder, the provisions of which are here incorporated by reference.

GENERAL PROVISIONS

A. OTHER LIMITATIONS.

     1.   No amount of life insurance is provided under this contract.

     2. Commingling of funds of this contract with any other annuity is prohibited.

     3. The only values that may be held under this contract are those for your separate interest.

     4. Purchase Payments for this contract will not be invested in collectibles

B. REACTIVATION OF CONTRACT AND TERMINATION. If multiple purchase payments are required to meet the minimum total first-year purchase payment amount, and such purchase payments are interrupted, the contract will be reactivated at any date prior to maturity upon payment of a purchase payment to us. The amount required for reactivation will not be more than $50. If the contract value, adjusted by any applicable fees, surrender charge, or penalty outlined in the contract, provides less than $20 per month under an income payout option, the adjusted contract value will be paid in a single lump sum at maturity.

C. MINIMUM PURCHASE PAYMENT AMOUNT. The minimum total first-year purchase payment amount required to purchase a contract is $2,000. The minimum purchase payment size is $100, unless the payment is made through an Automatic Purchase Payment Plan, in which the minimum is $25.

D. ADDITIONAL PURCHASE PAYMENTS. Additional purchase payments after the initial purchase payment are not required.

E. ENDORSEMENTS. The contract, including this Roth IRA endorsement, will be amended from time to time as required by changes in the Code, IRS Regulation, or published revenue rulings, and subject to regulatory approval. We will promptly furnish any endorsements required to comply with such changes. When you receive such endorsement, you will have thirty (30) days to contact us to reject the endorsement. If the thirty (30) days elapse without contact, the endorsement is deemed accepted by you. Because this contract is established with the intent to comply with federal regulation, rejection will be deemed a request to remove this endorsement and will result in a taxable event.


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F. REPORTING. We are required to report payments from this contract to the IRS and, in some cases, to withhold certain amounts from taxable distributions. We will furnish an annual calendar year report summarizing total contributions and distributions under this contract in that year as may be required by the IRS. We will also furnish information concerning RMDs as is prescribed by the Commissioner of Internal Revenue.

G. DISCLOSURE. We will furnish a disclosure statement describing Roth IRAs when the contract is delivered or endorsed.

H. ENABLING AGREEMENT. By signing the application requesting that the contract be issued as a Roth IRA, you agree to the terms of this section and request that this Roth IRA endorsement be attached to the contract. The matters you agree to and accept responsibility for in the contract (including the application and this Roth IRA endorsement) will not be our responsibility. We will not be liable for any direct or indirect damage or loss as a result of those matters unless such damage or loss is caused by our willful or negligent act or omission in violation of the contract or applicable law. This includes (without limitation) taxes suffered or incurred by you or your beneficiary(ies) when we:

     1. act in accordance with or reliance upon any information furnished by you or your beneficiary(ies);

     2. are required to act without the benefit of information that you are required to provide under the provisions of the contract or by law; or

     3. administer any other matters arising under or relating to the contract.


CUNA Mutual Insurance Society
A Mutual Insurance Company


/s/ Jeff Post
President


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